Exhibit 5.1

April 28, 2024

UMB Financial Corporation

1010 Grand Boulevard

Kansas City, MO 64106

Ladies and Gentlemen:

We have acted as special local counsel to UMB Financial Corporation, a Missouri corporation (the “Company”), in connection with the offering and sale by the Company of shares (the “Shares”) of common stock of the Company, par value $1.00 per share (the “Common Stock”), having an aggregate offering price to the public of up to $241,500,000, pursuant to the Company’s automatic shelf registration statement on Form S-3 (File No. 333-266941) filed on August 17, 2022 (the “Registration Statement”), a base prospectus dated August 17, 2022 and related prospectus supplement dated April 28, 2024 (the “Prospectus Supplement”), that certain underwriting agreement dated April 28, 2024 (the “Underwriting Agreement”), by and among the Company, the Underwriter, the Forward Seller and the Forward Purchaser named therein, the forward confirmation, entered into on April 28, 2024, between the Company and the Dealer named therein (the “Forward Confirmation”) and any additional forward confirmation entered into between the Company and the Dealer named therein in connection with the exercise by the Underwriter of its option to purchase additional Shares pursuant to the Underwriting Agreement (the “Additional Forward Confirmation” and, together with the Forward Confirmation, the “Forward Sale Agreement”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate, and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based on the foregoing, and subject to the additional assumptions and qualifications below, we advise you that, in our opinion:

1.

When the Securities (as defined in the Underwriting Agreement) have been issued, sold and/or delivered by the Company or the Forward Seller pursuant to the terms of the Underwriting Agreement against payment of the consideration set forth in the Underwriting Agreement, such Shares will be validly issued, fully paid and non-assessable; and

2.

When the Confirmation Securities (as defined in the Underwriting Agreement) have been issued, sold and/or delivered by the Company pursuant to the terms of the Forward Sale Agreement against payment of the consideration set forth in the Forward Sale Agreement, such Shares will be validly issued, fully paid and non-assessable.

In rendering the above opinion, we have assumed that: (a) the Shares will not be issued or transferred in violation of any restrictions or limitations contained in the Company’s Restated Articles of Incorporation, as amended (the “Articles”), (b) upon the issuance of such Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of share of Common Stock that the Company is then authorized to issue under the Articles, and (c) the terms of certain sales of the Shares pursuant to the Underwriting Agreement or the Forward Sale Agreement, as the case may be, will be authorized and approved by the Board of Directors of the Company or a committee thereof established by the Board of Directors of the Company with the authority to issue and sell the Shares pursuant to the Underwriting Agreement or the Forward Sale Agreement in accordance with the General and Business Corporation Law of Missouri, the Articles, the Bylaws (as amended) of the Company and the resolutions of the Board of Directors of the Company.

We are members of the Bar of the State of Missouri and the foregoing opinion is limited to the laws of the State of Missouri.

We hereby consent to the filing of this opinion as an exhibit to a current report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement, which is part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Sandberg Phoenix & von Gontard P.C.